Exhibit 99.1
root9B Technologies Announces Strategic Shift to Pure Cybersecurity
PR Newswire
NEW YORK, Aug. 22, 2016
NEW YORK, Aug. 22, 2016 /PRNewswire/ -- The Board of root9B Technologies (OTCQB: RTNB) has approved a series of actions that will shift the organization to a "pure play" cybersecurity company and will seek shareholder approval for a reverse stock split.
Joe Grano, Chief Executive Officer of root9B Technologies, has received approval from the Board of Directors to pursue shareholder approval to commence a reverse stock split in order to uplist the company's shares.
"The status of our company's shares precludes many institutional and private equity potential investors from purchasing our shares as many of their charters restrict ownership of shares not traded on a major exchange," Mr. Grano said.
Mr. Grano further commented that the Board of Directors has agreed to a reconfiguration of the Board in order to commensurately align the Board with a transition to a pure cybersecurity company.  In that regard, Eric Hipkins, Chief Executive Officer of the root9B subsidiary, has been named to the Board of the parent company.  The Board also approved an evaluation for the divestiture of non-cybersecurity assets, primarily its IPSA International division, and any remaining components of its energy practice.
In conjunction with the evaluation, all the owners of the company's series C preferred stock have agreed to give up certain rights pertaining to the approval of transactions involving sale and disposition of assets, consolidation, mergers, reorganizations and nominating and control provisions.
Mr. Grano has agreed to lead the transition until his contract expires on May 14, 2017.  In the interim Mr. Grano and the Board will execute a succession plan.
Forward Looking Statements
Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results. root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
About root9B Technologies
root9B Technologies is a leading provider of Cybersecurity and Regulatory Risk Mitigation. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk, and maximize profits. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and government agencies. For more information, visit www.root9BTechnologies.com
Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com

To view the original version on PR Newswire, visit:http://www.prnewswire.com/news-releases/root9b-technologies-announces-strategic-shift-to-pure-cybersecurity-300316486.html
SOURCE root9B Technologies

Copyright © 2016 PR Newswire. All Rights Reserved